Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jillian Gibson

1st Vice President

Director of Marketing

336-369-0916

jillian.gibson@newbridgebank.com

NewBridge Bancorp Announces New Commercial

Banking Groups and Directors

GREENSBORO, N.C., September 24, 2014 – NewBridge Bancorp (NASDAQ:NBBC) (the “Company”) announced today that NewBridge Bank (the “Bank”) has established three additional areas of focus within its commercial banking business complementing its recent establishment of a Middle-Market Banking group aimed at serving larger corporate clients. The new areas of focus—Commercial Banking (C&I), Commercial Real Estate (CRE) and Business Banking—will be treated as unique lines of business, each with dedicated directors and teams of specialized banking professionals.

As previously announced, the Middle-Market Banking group will focus on serving companies generating annual revenue from $25 million to $250 million throughout the Carolinas. The newly established CRE group will also serve larger corporate clients with comprehensive real estate lending needs. The Bank’s Commercial Banking and Business Banking groups will serve the large majority of banking needs for corporations with less than $25 million of annual revenue.

“We are very excited to roll out what we feel is one of the most customized suites of commercial capabilities in the community banking industry,” said Spence H. Broadhurst, the Bank’s senior executive vice president and chief banking officer. “We think businesses are best served by a financial partner that offers an approach tailored to their specific banking needs, supported by professional expertise and custom capabilities which recognize that companies of varying types and sizes have unique requirements.

“We believe our depth of experience and client-specific capabilities give us a meaningful competitive advantage in winning new business and efficiently meeting the banking needs of all clients on an ongoing basis. While our organizational structure addresses commercial clients’ specific needs, it also provides a fully integrated approach that encompasses all aspects of corporate financial services, including lending, deposit activity and treasury management services.”

Tim Ignasher, a veteran commercial banker with more than 25 years in the industry, has been promoted to executive vice president, director of commercial banking. Based in NewBridge Bank’s Charlotte office, Ignasher joined the team in 2012, and most recently served as a regional commercial banking manager and Charlotte city executive.

Marianne Chaney, whose CRE banking career spans more than two decades, has been promoted to executive vice president, director of commercial real estate. Chaney joined the Bank in 2013 as regional commercial real estate banker and is also based in the Bank’s Charlotte office.

Chip Dudney has been hired by NewBridge Bank as senior vice president, director of business banking, and is based in the Bank’s downtown Raleigh office. The Business Banking group will focus serving the unique needs of smaller and midsize companies. A lifelong resident of North Carolina, Dudney brings more than 25 years of experience in the community and regional banking fields.

Broadhurst has reporting and production responsibility for NewBridge Bank’s Middle-Market Banking and three new commercial banking lines of business—along with Retail Banking, Private Banking, Mortgage Banking and Wealth Management.

Broadhurst concluded: “The new organization of our commercial banking business reflects the continuing growth of NewBridge Bank’s commercial banking activities. It also highlights our expanded scope that has built our presence in markets such as Charlotte, Raleigh and Wilmington, North Carolina and Greenville, South Carolina, complementing our traditional base of business in North Carolina’s Piedmont Triad area. This structure contributes to our ability to provide enhanced capabilities to a significantly larger and broader client base, while supporting the personalized approach to business banking that is a NewBridge Bank hallmark.”

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

NewBridge Bank is one of the largest community banks in North Carolina. NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank currently has assets of approximately $2.4 billion with 40 branches and several loan production offices throughout North and South Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates and expectations regarding the acquisitions of Security Savings Bank and CapStone Bank and the general business strategy of engaging in bank acquisitions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

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